United States securities and exchange commission logo





                     January 18, 2022

       Jorge M. Gomez
       Executive Vice President & Chief Financial Officer
       Dentsply Sirona Inc.
       13320 Ballantyne Corporate Place
       Charlotte, NC 28277-36077

                                                        Re: Dentsply Sirona
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 000-16211

       Dear Mr. Gomez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences